INVESTMENT LETTER

                        SELIGMAN VALUE FUND SERIES, INC.


Seligman  Value  Fund  Series,  Inc.  (the  "Fund"),  an  open-end   diversified
management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Fund with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 7,003 shares of Class A Capital Stock (par value $.001) of Seligman Large-Cap Value Fund and 7,003 shares of Class A Capital Stock (par value $.001) of Seligman Small-Cap Value Fund, in each case at a price of $7.14 per share (the "Shares") as of the close of business on April 4, 1997. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $100,002.84 in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 4th day of April, 1997 ("Purchase Date").


                        SELIGMAN VALUE FUND SERIES, INC.


                        By: /s/ Lawrence P. Vogel
                           ------------------------------
                              Name: Lawrence P. Vogel
                               Title: Vice President


                        SELIGMAN FINANCIAL SERVICES, INC.

                        By: /s/ Stephen J. Hodgdon
                           ------------------------------
                              Name: Stephen J. Hodgdon
                                Title: President